EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124426, 333-88232, 333-55622, 333-45426, 333-90707 and 333-66055) pertaining to the 1996 Incentive Stock Plan, the 1998 Employee Stock Purchase Plan, the 1998 Director Option Plan, the 1999 Nonstatutory Stock Option Plan of Abgenix, Inc. and the Canadian Employee Stock Purchase Plan, and the Registration Statements on Form S-3 (Nos. 333-112285, 333-113689 and 333-123390) and in the related Prospectuses, of our reports dated March 3, 2006 with respect to the consolidated financial statements of Abgenix, Inc., Abgenix, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Abgenix, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Palo Alto, California
March 10, 2006